SECOND

AMENDED & RESTATED

CERTIFICATE OF INCORPORATION

OF

TERAPHYSICS CORPORATION

formerly known as

TERAVAC CORPORATION

The undersigned, Louis S. Fisi, hereby certifies that:

1.

He is the duly elected and acting Chairman of the Board and Chief Executive Officer of Teraphysics Corporation, a Delaware corporation.

2.

The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on November 16, 2004, and an Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of Delaware on July 25, 2007.

3.

The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

FIRST.

The name of the Corporation is “Teraphysics Corporation”.

SECOND.

The Corporation’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.  The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as the same exists or may hereafter be amended (the “Delaware General Corporation Law”).

FOURTH.

CAPITAL STOCK

A.

Total Number Of Shares.

(i)  The total number of shares of capital stock which the Corporation shall have authority to issue is 100,000,000, consisting of  95,000,000 shares of Common Stock, par value of $0.0001 per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock, par value of $0.0001 per share (the "Preferred Stock"). The Common Stock of the Corporation shall be all of one class. The Preferred Stock may be issued in one or more series having such designations as may be fixed by the Board of Directors.

(ii)  The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Common Stock and the Preferred Stock, to determine the number of shares of each series and to fix for each series of Common Stock and for any series of Preferred Stock such voting powers, full or limited, or no voting powers, an such designations, preferences and

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relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors or a duly authorized committee thereof providing for the issue of such series and as may be permitted by Delaware General Corporation Law.

(iii)  The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the holders of Common Stock of the Corporation irrespective of the provisions of Section 242(b)(2) of Delaware General Corporation Law.

B.

Common Stock.

(i)  Issuance and Consideration. Any unissued or treasury shares of the Common Stock may be issued for such consideration as may be fixed in accordance with applicable law from time to time by the Board of Directors.

(ii)  Dividends. Subject to the rights of holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of stock, and the holders of the Preferred Stock shall not be entitled to participate in any such dividends (unless otherwise provided by the Board of Directors in any resolution providing for the issue of a series of Preferred Stock).

(iii)  Powers, Preferences. The following is a statement of the powers, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions of the Common Stock of the Corporation:

(a) The powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of the shares of Common Stock shall be identical in all respects.

(b)  Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended & Restated Certificate of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (including the Common Stock of the Corporation) or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore and shall share equally on a per share basis in all such dividends and other distributions.

(c)

(I)  At every meeting of the stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in his name on the transfer books of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders.

(II) Every reference in this Amended & Restated Certificate of Incorporation to a majority or other proportion of shares of Common Stock shall refer to such majority or other proportion of the votes to which such shares of Common Stock are entitled.

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(d) In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock. For purposes of this paragraph, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

C.

Preferred Stock.  Any unissued or treasury shares of the Preferred Stock may be issued from time to time in one or more series for such consideration as may be fixed from time to time by the Board of Directors, and each share of a series shall be identical in all respects with the other shares of such series, except that, if the dividends thereon are cumulative, the date from which they shall be cumulative may differ. Before any shares of Preferred Stock of any particular series shall be issued, a certificate shall be filed with the Secretary of State of Delaware setting forth the designation, rights, privileges, restrictions and conditions to be attached to the Preferred Stock of such series and such other matters as may be required, and the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the particulars of the shares of such series (so far as not inconsistent with the provisions of this Article FOURTH applicable to all series of Preferred Stock), including, but not limited to, the following:

(i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(ii) the annual rate of dividends payable on shares of such series, the conditions upon which such dividends shall be payable and the date from which dividends shall be cumulative in the event the Board of Directors determines that dividends shall be cumulative;

(iii) whether such series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(iv) whether such series shall have conversion privileges and, if so, the terms and conditions of such conversion privilege, including, but not limited to, provision for adjustment of the conversion rate upon such events and in such manner as the Board of Directors shall determine;

(v) whether or not the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) whether such series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

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(vii) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) any other relative rights, preferences and limitations of or otherwise relating to such series.

D.

Rights, Preferences and Restrictions of Series A Preferred Stock.  The Series A Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) may be issued from time to time in one or more series.  Upon the filing of the Restated Certificate, the Series A Preferred Stock (“Series A Preferred Stock”), and shall consist of 1,000,000 shares.  The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below in this ARTICLE FOURTH D.  The remaining authorized Preferred Stock, other than Series A Preferred Stock, may be issued in one or more series having such designations as may be fixed by the Board of Directors as described in ARTICLE FOURTH C.

Section 1. Dividends.

(a)

Subject to the rights of holders of the remaining Preferred Stock issued pursuant to Article Fourth C, the holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of stock.

(b)

No dividends shall be paid on any shares of Series A Preferred Stock unless dividends are simultaneously paid on all then outstanding shares of Common Stock, nor shall any dividends be paid on any shares of Common Stock unless dividends are simultaneously paid on all then outstanding shares of Series A Preferred Stock. If any such dividends are paid, the holders of Series A Preferred Stock shall be entitled to receive dividends in the numbers and amounts each holder would have received had their Series A Preferred Stock been converted into Common Stock, pursuant to Section 4, immediately prior to the time of such distribution.

(c)

This Section 1 shall apply to all dividends whatsoever, whether payable in cash or other property, in shares of any class of capital stock or any other securities of the Corporation or otherwise, except that the provisions of this Section shall not apply to any stock splits or dividends payable in Common Stock to the extent that the same are reflected in adjustments required to be made with respect thereto pursuant to Sections 2 and 4.

Section 2.  Liquidation. Dissolution or Winding Up.

(a)

Distributions to Holders of Series A Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to stockholders  and before any payment shall be made to the holders of any class of Common Stock, an amount equal to $1.00 per Series A Preferred Share (as adjusted for stock splits, stock dividends, reclassification and the like) plus declared and unpaid dividends, if any (the “Series A Base Liquidation Amount”); provided,

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however , not less than 15 days prior to any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Board of Directors shall notify in writing all of the holders of Series A Preferred Stock of the impending liquidation, dissolution or winding up of the Corporation and the estimated amount of property (whether cash or other assets) which the holders of Common Stock are to receive.  Thereafter, within 10 days of the mailing of such notice and prior to the liquidation, dissolution or winding up of the Corporation,, the holders of the Series A Preferred Stock shall have the right to convert their Preferred Stock in to Common Stock pursuant to Section 4 (a)  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally availability for distribution shall be distributed ratably among the holders of the Series A referred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b)

Distributions to Holders of Common Stock.   Upon the completion of the distribution required by Section 2(a) above, the holders of the Common Stock then outstanding shall be entitled to be paid, out of the remaining assets, if any, of the Corporation available for distribution to the stockholders and such payment shall be distributed ratably among the holders of the Common Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(c)

Deemed Liquidation.  A sale, conveyance or other disposition of all or substantially all of the property or business of the Corporation, or a merger or consolidation with or into any other entity other than (i) a consolidation with a wholly-owned subsidiary of the Corporation; (ii) a merger effected exclusively to change the domicile of the Corporation, (iii) an equity financing in which the Corporation is the surviving corporation, or (iv) a merger, consolidation, sale, conveyance or other disposal of assets in which the stockholders of the Corporation immediately prior to such transaction own 50% or more of the voting power of the surviving corporation following such transaction, will be deemed to be a liquidation (a “Liquidation Transaction”) for purposes of the liquidation preference.

(d)

Non-Cash Distributions. In the event of a Liquidation Transaction resulting in the availability of assets other than cash for distribution to the stockholders of the Corporation, the holders of the Series A Preferred Stock shall be entitled to a distribution of cash and/or assets equal in value to the Series A Base Liquidation Preference Amount, and other distribution rights stated in Sections 2(a) and (b). In the event that such distribution to the stockholders of the Corporation shall include any assets other than cash, the following provisions shall govern:  The Board of Directors shall first determine the fair market value of such assets for such purpose, and shall notify all holders of shares of Preferred Stock in writing of such determination; the value of such assets for purposes of the distribution under this Section 2(d) shall be the value as determined by the Board of Directors in good faith and with due care, unless the holders of a majority of the outstanding shares of Preferred Stock, voting together as a class, shall object thereto in writing within fifteen (15) days after the date of such notice; and in the event of any such objection, the valuation of such assets for purposes of such distribution shall be determined by an arbitrator mutually agreed upon by the objecting stockholders and the Board of Directors.

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Section 3. Voting Rights.

(a)

Except where expressly provided herein or as required by law, the holder of each share of the Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the Corporation’s stockholders. Each share of Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which each share of Preferred Stock is convertible in accordance with the terms of Section 4 hereof at the record date for the determination of stockholders entitled to vote on such matter or, if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited.  Except where expressly provided herein or as required by law, the holders of shares of Preferred Stock and the Common Stock shall vote together as a single class on all matters.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)

The authorized number of directors shall be set forth in the Corporation's Bylaws and:

(i)

the holders of the Series A Preferred Stock shall be entitled to elect one (1) member of the Corporation’s Board of Directors (and to fill any vacancies with respect thereto) (the “Series A Director”);

(ii)

the holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Corporation’s Board of Directors (and to fill any vacancies with respect thereto) (the “Common Directors”), one of whom shall be the Corporation's then current Chief Executive Officer (or President, if no Chief Executive Officer is then appointed).

(iii)

Additional remaining members of the Board of Directors authorized by the Corporation's Bylaws, if any, shall be nominated and elected by the holders of a majority of the Common Stock and a majority of the Preferred Stock,  voting together as a single class.  Any director who shall have been elected by a specified group of stockholders may be removed during the aforesaid term of office, either for or without cause, by and only by, the affirmative vote of the holders of a majority of the shares of such specified group, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose.

Section 4. Conversion. The holders of the Series A Preferred Stock shall have the following conversion rights:

(a)

Voluntary Conversion.

Subject to and in compliance with the provisions of this Section 4, any shares of the Series A Preferred Stock may, at any time or from time to time at the option of the holder, be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by multiplying the number of Series A Preferred shares by two (2) (the “Conversion Rate”

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(b)

Automatic Conversion.

(i) Any and all issued and outstanding shares of the Series A Preferred Stock shall automatically be converted into Common Stock at the Conversion Rate for such series of Preferred Stock, in the event and effective one day prior tothe earlier to occur of the closing of:(i) an underwritten initial public offering of the Corporation’s Common Stock pursuant to a Registration Statement under the Securities Act of 1933, as amended (an “IPO”) with aggregate net proceeds (net of underwriting discounts and commissions) of at least $50 million; (ii) a “Change in Control” of the Corporation ( as that term is hereinafter defined); (iii) a merger or consolidation of the Corporation, (iv) a liquidation pursuant a plan of complete liquidation of the Corporation approved by the stockholders; or (v) a sale or disposition by the Corporation (in a single transaction or a series of transactions, whether related or otherwise ) of all or substantially all of the Corporation’s assets .

For purposes hereof, a “Change in Control shall mean: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Corporation representing a majority of the total voting power represented by the Corporation’s then outstanding voting securities without the approval of the Board of Directors of the Corporation; or (ii) a change in the composition of the Board of Directors of the Corporation, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Corporation as of the date of the last annual meeting of Corporation, or (B) are elected, or nominated for election, to the Board of Directors of the Corporation with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(c)

Payment of dividends.

If a holder of Preferred Stock elects to convert such Preferred Stock at a time when there are any declared and unpaid dividends or other amounts due on such shares, such conversion shall not extinguish or otherwise diminish the obligation of the Corporation to pay such dividends and other amounts in full.

(d)

Adjustments for Reclassification. If the Common Stock issuable upon the conversion of any series of Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise, then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such

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reorganization, reclassification or change, all subject to further adjustment as provided herein.  For purposes of this subsection (d), the term reclassification shall include (i) the issuance of additional shares of Common Stock as a dividend or other distribution of outstanding Common Stock, (ii) the subdivision of outstanding shares of Common Stock of any class into a greater number of shares of Common Stock, or (iii) the combination of outstanding shares of Common Stock of any class into a smaller number of shares of Common Stock.

(e)

Adjustments for Reorganizations. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4) or a merger or consolidation of the Corporation with or into another corporation or the sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that if the Corporation is not the surviving corporation, the then outstanding shares of each series of Preferred Stock shall be converted into preferred stock of the surviving corporation having equivalent preferences, rights and privileges, except that in lieu of being able to convert into shares of Common Stock of the Corporation or the successor corporation the holders of each series of Preferred Stock (including any such preferred stock issued upon conversion of such series of the Preferred Stock) shall thereafter be entitled to receive upon conversion of such series of Preferred Stock (including any such preferred stock issued upon conversion of such series of Preferred Stock) the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately prior to the capital reorganization, merger, consolidation or sale would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the each series of Preferred Stock (including any such preferred stock issued upon conversion of such series of Preferred Stock) after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 4  shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of such series of Preferred Stock or such preferred stock.

(f)

Certificate as to Adjustments. In each case of an adjustment or readjustment of any series of Preferred Stock, the Corporation will promptly furnish each holder of such series of Preferred Stock with a certificate, prepared by the chief financial officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

(g)

Mechanics of Conversion. To exercise its conversion privilege pursuant to Section 4(a), a holder of Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert the number of shares of Preferred Stock specified in the notice. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation together with the certificate or certificates representing the shares of Preferred Stock being converted, shall be the “Conversion Date.” As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Preferred Stock being converted, a certificate or certificates in such denominations as it may request in writing for the number of full shares of Common Stock issuable upon the conversion of such shares of Preferred Stock in accordance with the provisions of this Section 4. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date. Upon any conversion pursuant to Section 4, the rights of the holder as holder of the converted shares of Preferred Stock shall (except as otherwise provided in Section 4(a) above with respect to any then accrued and unpaid dividends or other amount due on such shares) cease, including, without limitation, such holder’s liquidation preference as set forth in Section 2 hereof, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of shares of Common Stock represented thereby.  No shares of Preferred Stock may be converted into Common Stock following payment of any distribution in respect of such shares pursuant to Section 2

(h)

Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share.  The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.  If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(i)

Partial Conversion. In the event some but not all of the shares of Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Preferred Stock which were not converted.

(j)

Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of each series of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock free from any preemptive rights or other obligations.  If at any time, as is the case as of the time of the filing of this Restated Certificate (the date thereof being referred to as the “Filing Date”), the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of any series of Preferred Stock, the Corporation shall, as promptly as reasonably practicable, take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. The Corporation shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration, qualification or listing of the Common Stock, in order to enable the Corporation lawfully to issue and deliver to each holder of record of Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all Preferred Stock then outstanding and convertible into shares of Common Stock.

Section 5.

No Redemption; No Re-issuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Preferred Stock (or any series thereof) accordingly.

Section 6.

Notice of Record Date. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to the record date specified therein, a notice specifying: (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.  In the event the requirements of this Section 6 are not complied with, the Corporation shall forthwith either cause the events described in (i) and (ii) of this Section 6 to be postponed until the requirements of this Section 6 have been complied with, or cancel such event, in which case the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the notice.

Section 7.

Other Rights. Except as otherwise provided in the charter documents of the Corporation, as amended, shares of Series A Preferred Stock and shares of Common Stock shall be identical in all respects (each share of Series A Preferred Stock having equivalent rights to the number of shares of Common Stock into which it is then convertible), shall have the same powers, preferences and rights, without preference of any such class or share over any other such class or share, and shall be treated as a single class of stock for all purposes.

Section 8.

Protective Provisions.  So long as at least an aggregate of 100,000 shares of Preferred Stock are outstanding, without first obtaining the approval of the holders of at least a majority of the Preferred Stock, voting together as a single class, the Corporation will not take any action that: (i) effects a Liquidation Transaction, (ii) alters or changes the rights, preferences or privileges of the Preferred Stock or any series thereof (including by merger, consolidation or otherwise) so as to materially and adversely affect such shares, (iii) increases or decreases the number of authorized shares of Common Stock or Preferred Stock or any series thereof (except as expressly permitted under Section 5 above), (iv) redeems shares (excluding Common Stock repurchased upon termination of an officer, employee or director or consultant pursuant to a restricted stock purchase agreement) or declares or pays any dividend or makes any other distribution in respect of the Corporation’s capital stock (other than a dividend on the Common Stock payable solely in shares of Common Stock), (v) changes the authorized number of directors, (vi) amends the Certificate or Bylaws of the Corporation, (vii) liquidates, dissolves or winds up the Corporation, (viii) files for bankruptcy or insolvency, or (ix) increases the number of shares of Common Stock reserved for future issuance to employees, consultants and other service providers pursuant to equity incentive plans or other agreements or arrangements.

D.

No Preemptive Rights. Except as otherwise set forth above in this Article FOURTH, no holder of shares of this Corporation of any class shall be entitled, as such, as a matter of right, to subscribe for or purchase shares of any class now or hereafter authorized, or to purchase or subscribe for securities convertible into or exchangeable for shares of the Corporation or to which there shall be attached or appertain any warrants or rights entitling the holders thereof to purchase or subscribe for shares.

FIFTH.

The name and mailing address of the incorporator is as follows:

Louis S. Fisi

c/o Teraphysics Corporation.

110 Alpha Park

Cleveland, OH  44143

SIXTH.

 BOARD OF DIRECTORS

A.

Classified Board. The number of directors of the Corporation (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) shall be nine (9) or such other number as may be fixed from time to time by action of not less than a majority of the members of the Board of Directors then in office but in no event more than nine (9) or less than three (3). Nominations for directors shall be made in accordance with the Bylaws of the Corporation. The Board of Directors (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra director shall be a member of Class A and if the fraction is two-thirds, one of the extra directors shall be a member of Class A and the other shall be a member of Class B. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class A shall serve for a term ending on the date of the annual meeting next following the end of the calendar year 2008, the directors first elected to Class B shall serve for a term ending on the date of the second annual meeting next following the end of the calendar year 2009, and the directors first elected to Class C shall serve for a term ending on the date of the third annual meeting next following the end of the calendar year 2010. Notwithstanding the foregoing formula provisions, in the event that, as a result of any change in the authorized number of directors, the number of directors in any class would differ from the number allocated to that class under the formula provided in this Article SIXTH immediately prior to such change, the following rules shall govern:

(i) each director then serving as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of his current term, death, resignation or removal;

(ii) at each subsequent election of directors, even if the number of directors in the class whose term of office then expires is less than the number then allocated to that class under said formula, the number of directors then elected for membership in that class shall not be greater than the number of directors in that class whose term of office then expires, unless and to the extent that the aggregate number of directors then elected plus the number of directors in all classes then duly continuing in office does not exceed the then authorized number of directors of the Corporation;

(iii) at each subsequent election of directors, if the number of directors in the class whose term of office then expires exceeds the number then allocated to that class under said formula, the Board of Directors shall designate one or more of the directorships then being elected as directors of another class or classes in which the number or directors then serving is less than the number then allocated to such other class or classes under said formula;

(iv) in the event of the death, resignation or removal of any director who is a member of a class in which the number of directors serving immediately preceding the creation of such vacancy exceeded the number then allocated to that class under said formula, the Board of Directors shall designate the vacancy thus created as a vacancy in another class in which the number of directors then serving is less than the number then allocated to such other class under said formula;

(v) in the event of any increase in the authorized number of directors, the newly created directorships resulting from such increase shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the composition of each of the classes into conformity with the formula in this Article SIXTH, as it applies to the number of directors authorized immediately following  such increase; and

(vi) designation of directorships or vacancies into other classes and apportionments of newly created directorships to classes by the Board of Directors under the foregoing items (iii), (iv) and (v) shall, so far as possible, be effected so that the class whose term of office is due to expire next following such designation or apportionment shall contain the full number of directors then allocated to said class under said formula. Notwithstanding any of the foregoing provisions of this Article SIXTH, each director shall serve until his successor is elected and qualified or until his death, resignation or removal.

B.

Election By Holders Of Preferred Stock. During any period when the holders of any Preferred Stock or any one or more series thereof, voting as a class, shall be entitled to elect a specified number of directors, by reason of dividend arrearages or other provisions giving them the right to do so, then and during such time as such right continues (i) the then otherwise authorized number of directors shall be increased by such specified number of directors, and the holders of such Preferred Stock or such series thereof, voting as a class, shall be entitled to elect the additional director(s) so provided for, pursuant to the provisions of such Preferred Stock or series; (ii) each such additional director shall serve for such term, and have such voting powers, as shall be stated in the provisions pertaining to such Preferred Stock or series; and (iii) whenever the holders of any such Preferred Stock or series thereof are divested of such rights to elect a specified number of directors, voting as a class, pursuant to the provisions of such Preferred Stock or series, the terms of office of all directors elected by the holders of such Preferred Stock or series, voting as a class pursuant to such provisions or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such Preferred Stock or series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

C.

Ballots. Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall provide otherwise.

D.

By Laws.  The power to adopt, amend or repeal bylaws is granted to the directors, but such authority shall not divest the stockholders of such power, nor limite the stockholders’ power to adopt, amend or repeal bylaws, all pursuant to Section 109 of Delaware law.

SEVENTH.

RELATED ENTITY AGREEMENTS.

A.

Validity of Agreements.  No contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between the Corporation and any Related Entity (as defined below) or between the Corporation and one or more of the directors, managers, officers or other persons of similar authority of the Corporation or any Related Entity shall be void or voidable solely for the reason that any Related Entity or any one or more of the directors, managers, officers or persons of similar authority of the Corporation or any Related Entity are parties thereto, or solely because such directors, managers, officers or other such persons are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the contract, agreement, arrangement, transaction, amendment, modification or termination or solely because his or their votes are counted for such purpose, but any such contract, agreement, arrangement or transaction (or any amendment, modification of termination thereof) shall be governed by the provisions of this Amended & Restated Certificate of Incorporation, the Bylaws of the Corporation, Delaware General Corporation Law and other applicable law.  For purposes of this Article SEVENTH, (i) the term “Related Entity” means one or more directors of this Corporation, or one or more corporations, limited liability companies, partnerships, associations or other organizations in which one or more of its directors have a direct or indirect financial interest, and (ii) the term “Corporation” shall mean the Corporation and all corporations, limited liability companies, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power or similar voting interests.

B.

Dual Directorships.  Directors of the Corporation who are also directors, managers or officers of any Related Entity, or hold any other similar position of authority with respect to any Related Entity, may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification or termination thereof).  Outstanding shares of Common Stock owned by any Related Entity may be counted in determining the presence of a quorum at a meeting of stockholders that authorizes or approves any such contract, agreement, arrangement or transaction (or amendment, modification of termination thereof).

C.

Good Faith Activity.  No officer, manager or director or other person of similar authority of any Related Entity shall be liable to the Corporation or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Corporation or the derivation of any improper personal benefit by reason of the fact that an officer, manager, director or other person of similar authority of such Related Entity in good faith takes any action or exercises any rights or gives or withholds any consent in connection with any agreement or contract between any Related Entity and the Corporation.  No vote cast or other action taken by any person who is an officer, manager, director or other person of similar authority of such Related Entity, which vote is cast or action is taken by such person in his capacity as a director of the Corporation, shall constitute an action of or the exercise of a right by or a consent of such Related Entity for the purpose of any such agreement or contract.

D.

Notice and Waiver.  Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of, to understand the ramifications of, to have consented to the provisions of, and, to the fullest extent permitted by Delaware General Corporation Law, to have waived his right to contest this Article SEVENTH.

E.

Alter Ego.  For purposes of this Article SEVENTH, any contract, agreement, arrangement or transaction with any corporation, limited liability company, partnership, joint venture, association or other entity in which the Corporation beneficially owns (directly or indirectly) fifty percent (50%) or more of the outstanding voting stock, voting power or similar voting interests, or with any officer or director thereof, shall be deemed to be a contract, agreement, arrangement or transaction with the Corporation.

F.

Effectiveness.  Neither the alteration, amendment, change or repeal of any provision of this Article SEVENTH nor the adoption of any provision inconsistent with any provision of this Article SEVENTH shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such alteration, amendment, change, repeal or adoption.

EIGHTH.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is amended after the filing of this Amended & Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Neither any amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

NINTH.

The Corporation shall not be governed by the provisions of Section 203 of the Delaware General Corporation Law, as said Section may be amended from time to time.

TENTH.

Meetings of stockholders may be held outside the State of Delaware unless the Bylaws of the Corporation shall provide otherwise.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ELEVENTH.

The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

TWELFTH.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend, change, or rescind the Bylaws of the Corporation.

THIRTEENTH.

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended & Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.”

* * * *

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed at Cleveland, Ohio, on April __, 2014.

By: ____________________

Name: Louis S. Fisi

Title: Chairman of the Board and

Chief Executive Officer

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